UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

The Glimpse Group, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	81-2958271
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

15 West 38th St, 9th Fl

New York, NY 10018

917-292-2685

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2016 Equity Incentive Plan

(Full title of the plans)

Lyron Bentovim

President & Chief Executive Officer

The Glimpse Group, Inc.

15 West 38th St, 9th Fl

New York, NY 10018

917-292-2685

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Darrin M. Ocasio, Esq.

Jay Yamamoto, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)      Smaller reporting company ☒

Emerging growth company. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
The Glimpse Group, Inc. 2016 Equity Incentive Plan	10,000,000	(2)(3)	$8.14	(4)	$81,400,000	$8,881
Total	10,000,000		$8.14	(4)	$81,400,000	$8,881

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of The Glimpse Group’s (the “Registrant”) common stock, as applicable.

(2)	Represents shares of common stock reserved for future issuance pursuant to awards under the The Glimpse Group, Inc. 2016 Equity Incentive Plan (the “2016 Plan”).

(3)	The number of shares of common stock reserved for issuance under the 2016 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2030 (each, an “Evergreen Date”), in an amount equal to 5% of the total number of shares of the Company’s common stock outstanding on December 31st immediately preceding the applicable Evergreen Date (each, an “Evergreen Increase”). The additional shares issuable pursuant to any Evergreen Increase have not been included in this Registration Statement.

(4)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on September 24, 2021, which date is within five business days prior to the filing of this Registration Statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Glimpse Group, Inc. (the “Registrant”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 10,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Registrant that may be issued pursuant to the The Glimpse Group, Inc. 2016 Equity Incentive Plan (the “Plan”).

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (a) above;

(c) The description of the Registrant’s common stock which is contained in a Registration Statement on Form 8-A filed on June 29, 2021 (File No. 001-40556) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(d) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMES EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Articles of Incorporation provide that none of its directors or officers shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada Revised Statutes (“NRS”). The effect of these provisions is to eliminate the rights of the Registrant’s stockholders, either directly or through stockholders’ derivative suits brought on behalf of the Registrant, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the NRS.

The Registrant has adopted provisions in its bylaws that require it to indemnify its directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on the Registrant’s behalf, or otherwise referred to in or covered by applicable provisions of the NRS, to the fullest extent permitted by the NRS.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers, under which the Registrant has agreed to indemnify such directors and officers against expenses (including reasonable attorneys’ fees) and other types of losses incurred by reason of such directors and officers serving the Registrant, or other enterprise at the Registrant’s request, as an officer, director, employee, or agent, subject to certain limitations. Under the indemnification agreements, the Registrant has also agreed to advance the indemnitees’ expenses, and each indemnitee has undertaken to repay the advances should a court ultimately determine that indemnification was not authorized.

Section 78.7502 of the NRS provides that a corporation may indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director’s or officer’s conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court, provided for in the articles of incorporation, bylaws, or another agreement with the corporation, or as authorized in a specific case upon a determination made in accordance with the NRS that such indemnification is proper in the circumstances.

Indemnification may not be made under the NRS for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the NRS by the corporation against expenses, including attorney’s fees, actually and reasonably incurred by the direct or officer in connection with the defense.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description

5.1	Opinion of Sichenzia Ross Ference LLP
10.1	Amended and Restated 2016 Incentive Plan (incorporated by reference to Exhibit 10.1 filed with Amendment No. 3 to Form S-1, filed on June 14, 2021)
23.1	Consent of Hoberman & Lesser CPA’s LLP
23.2	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of September, 2021.

THE GLIMPSE GROUP, INC.

	By:	/s/ Lyron Bentovim
Lyron Bentovim
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lyron Bentovim, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lyron Bentovim	President Chief Executive Officer & Chairman	September 28, 2021
Lyron Bentovim

/s/ Maydan Rothblum	Chief Financial Officer, Chief Operating Officer, Secretary, Treasurer & Director	September 28, 2021
Maydan Rothblum

/s/ D.J. Smith	Chief Creative Officer & Director	September 28, 2021
D.J. Smith

/s/ Sharon Rowlands	Director	September 28, 2021
Sharon Rowlands

/s/ Jeff Enslin	Director	September 28, 2021
Jeff Enslin

/s/ Lemuel Amen	Director	September 28, 2021
Lemuel Amen

/s/ Alexander Ruckdaeschel	Director	September 28, 2021
Alexander Ruckdaeschel